NEWS PROVIDED BY
Greenfield Groves Inc
Dec 2, 2020, 10:07 ET

Greenfield Groves Inc. Announces Filing of Preliminary Form 1-A Offering Statement for Regulation A, Tier 2 Offering

Greenfield Groves Pursues Regulation A, Tier 2 Offering under the Securities Act to Raise Capital with Main Street Investors

IRVINE, Calif., Dec. 02, 2020 /For Immediate Release/ -- Greenfield Groves Inc., a telehealth and wellness company focused on connecting consumers with medical and wellness practitioners to prescribe daily regimens (the “Company” or “Greenfield Groves”), announced today that it intends to pursue investment capital via a Regulation A, Tier 2 exempt securities offering under Regulation A promulgated under Section 3(b) of the Securities Act of 1933, as amended (the “Offering”).  The Company filed a Preliminary Offering Circular on Form 1-A with the Securities and Exchange Commission (the “SEC”) on November 23, 2020 in connection with the Offering, pursuant to which the Company intends to offer and sell up to 50,000,000 shares of its common stock at a purchase price of $1.00 per share, for gross proceeds of up to $50,000,000.00.

“We are pursuing a Regulation A+ Offering to raise our next round of growth capital from main street investors,” said Lindsay Giguiere, Founder and CEO of Greenfield Groves. “The market has shown the power of crowd sourced investments whereby the everyday investor becomes a strategic investor because they also become a customer in the business.  We are excited to tap into this market and allow individual investors to share in the future success of our company,” Mrs. Giguiere continued.

The Company can provide no assurance that the Offering will be completed on the terms currently contemplated, or at all. The Offering will not commence until it is qualified by the SEC, and the Company reserves the right to terminate the Offering at any time. No solicitations or offers are intended by this news release distributed for informational purposes only.

Our Social Promise

Remain environmentally committed while developing proprietary technologies, transparent and efficacious formulations and medical partnerships that will produce an easily accessible, diverse, safe product offering intended to advance self-care to the next level for the Global Wellness and Local Telehealth Markets.

Our Corporate Mission

Formed in 2019, Greenfield Groves’ mission is to enhance the lifestyle of our consumer community through interactive technologies and product efficacy.

Our diversified team of industry experts, researches and develops all of the products and services we offer or plan to offer, with the overarching goal and commitment to provide clean, transparent, whole-life wellness solutions through our robust social tele-health technology, intuitive user collection, and premier quality consumer product platforms.

Greenfield Groves is and will remain committed to the highest standards in accountability and life enhancement, with science-backed, sustainable solutions to empower women, men, and children who focus on well-being as a lifestyle choice.

Our Business Model

Greenfield Groves is pursuing a comprehensive platform service-product offering business model that is centered on a telehealth platform, which will expose our science-backed proprietary branded consumer products for one-time and subscription purchase opportunities.

Our platform will provide consumers with targeted content that educates and inspires; empowers consumers with a broad offering of professional wellness and health practitioners beyond traditional medical providers; recommends science-backed products that are specific to a consumer’s needs that win shelf-space in the consumer’s pantry, kitchen and medicine cabinets; and a community building platform that fosters accountability and support to create customer lifetime value and loyalty.

Our Market Opportunity

The Company is pursuing a unique market position in the following markets, which, in the aggregate, comprise part of the $4.5+ trillion-dollar market size of the Global Wellness Economy:

•	Telehealth / Telemedicine Market;
•	Global Wellness Market: Personal Care, Beauty & Anti-aging Segment;
•	Global Wellness Market: Healthy Eating, Nutrition & Weight Loss Segment;
•	Global Wellness Market: Preventive & Personalized Medicine and Public Health Segment;
•	Global Wellness Market: Traditional and Complementary & Alternative Medicines Segment; and
•	Nutraceuticals Market: Botanicals, and Adaptogens Segment.

The Company’s product and service offerings will be primarily targeted at women decision makers, as they are typically the drivers of household health and wellness decision making and spending. The Company’s platform will provide specific and custom solutions that appeal to a wide range of targeted age groups, including Millennials - Gen Y (23-39 years of age), Gen X (40-54 years of age), and Baby Boomers (55+ years of age). Given the current global conditions, including the COVID-19 pandemic, the current economic and political climate, social justice issues, and social distancing isolation, modern-day women and their loved ones are bearing an overwhelming physical and mental load, and are seeking solutions to help them cope. As virtual telehealth and telemedicine become more widely accepted, women are still trying to find a solution that meets all of their lifestyle, healthcare, and home wellness product and service needs.

To solve the adherent problem facing modern-day women, Greenfield Groves has developed a platform that provides a comprehensive solution to enhance lifestyle and provide optimal health and wellness opportunities, combining a collection of the following services and products:

•	Telehealth/Telemedicine Practitioner-to-Consumer Platform;
•	Science-Backed, Branded Consumer Goods;
•	Intuitive, Influencer Engagement Data Technologies;
•	Vertical, Sustainable Supply Chain; and
•	Modern, Sustainable Farming & Manufacturing Practices.

Telehealth
Telemedicine
Science-Backed
Consumer Products
Community
Research
Foundation
Influencer
Brand
Modern Farming &
Manufacturing
Vertical
Sustainable
Supply Chain

Notable Milestones Met

The Company is an early stage company being developed, from the ground up, into a vertically aligned, multifaceted business that creates a variety of health and wellness offerings through different applications of technology. Management believes that the launch and refinement of the Company’s forward-looking business model has been successful to date, and the Company is preparing to establish a foothold in the flourishing global telehealth / telemedicine, wellness, adaptogens, hemp-derived cannabinoids, and general therapeutic botanical markets. Significant business development activities to date include:

•
Successful farming implementation in Southern Oregon on 25 acres by Josh White, our Vice President and head of agribusiness operations, in the 2019 growing season, resulting in a yield of 50,000+ pounds of premium, organically grown, and hand harvested, legally compliant (under 0.3% THC concentration) CBD hemp flower for extraction into our proprietary products, and formation of a strategic partnership with Eagle Hemp, LLC to extract and process hemp-derived CBD oil to be used by the Company for finished product development.

•
Formation of Medical and Scientific Advisory Committee to ensure our vision for optimal health and wellness offerings is aligned with the requirements of applicable regulations as well as the best interests of the consumer.

•	Formulation of a 3rd-party white-label hemp-derived CBD brand.
•	Formation of Corporate Advisory Committee to ensure our vision for shareholder value is aligned with the social promise we are committed to as a Nevada benefit corporation.
•
Entering into an Asset Purchase Agreement for the acquisition of our telehealth / telemedicine software platform, which will provide a robust service offering to satisfy the Company’s long-term business objectives.

•
Application of proprietary intellectual property across current business initiatives with scalable applications in place for all future initiatives from “the ground,” our agribusiness, through our telehealth and telemedicine services, to ultimately our direct to consumer sales of our finished branded products.

•	Solidifying the supply chain of packaging, manufacturing, distribution logistics and compliance testing for launch of our flagship consumer goods brand, Herban Goods.
•	Expansion of our management team and operations to include industry experts.

Our Leadership Team

Greenfield Groves has assembled a team of seasoned experts and dynamic entrepreneurs to pursue opportunities in each target market.  Founder, Lindsay Giguiere, provides overall leadership, corporate focus, and strategy to the skilled team while also ensuring that creative innovation, efficiency and the Company’s social promise is pervasive in all aspects of the business. The Greenfield Groves leadership team has decades of combined experience in branding, sales and marketing, farming, manufacturing, mechanical and software engineering, construction and supply chain development with well-known companies, that include: Jimmy Choo, Marc Jacobs, Urban Outfitters, Anthropologie, Guess, International Brotherhood of Carpenters, Gil Bane, Turner, MTD Farms, Keithly-Williams Seeds, Santa Rosa Nursery, Green Heart Nursery, The National Football League, Scripsense, Relsys, BioTrust, Fit Body Boot Camp, Sizzix, AltaVista Search, Shopping.com, Intel, Compaq, Cisco and various other notable companies.

About Greenfield Groves

Greenfield Groves is a Nevada benefit corporation whose focus is to enhance the lifestyle of members in the global communities we serve, through both interactive technologies and product efficacy. Greenfield Groves socially promises to be a transparent health and wellness company, who at its core, is a technology company that delivers interactive telehealth solutions, science-backed consumer products and enterprise-level partnerships. The Company is an early stage company currently operating through a forward-looking business model that is reimagining health and wellness from the ground up, while reshaping the way consumers are educated and are able to personalize their healthcare.

For more information please visit www.greenfieldgroves.com/about

SOURCE
Greenfield Groves Inc

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No Offer to Sell

The communications contained in this news release do not constitute an offer or solicitation to sell securities in any jurisdiction. Although no offer or solicitation is intended, the communications are otherwise permitted in accordance with the safe harbor of Rule 255 of Regulation A, under the United States Securities Act of 1933, as amended, which permits the Company to communicate in order to gather indications of interest and to test the waters for interest in its Regulation A Offering prior to the qualification of the Form 1-A on file with the SEC.  No money or other consideration is being solicited by this communication; if you send money or attempt to send money to the Company it will not be accepted. No offer to buy the securities can be accepted by the Company and no part of the purchase price can be received until the Company’s Offering Statement on Form 1-A is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind on the part of the Company, at any time before notice of its acceptance, given after the qualification date. If you provide an indication of interest to the Company in participating in the Regulation A Offering, it involves no obligation or commitment of any kind on your part. The Company’s Preliminary Offering Circular can be viewed through the EDGAR database on the SEC’s website at www.sec.gov/edgar.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of applicable securities laws, including in relation to the filing with the SEC of the Preliminary Offering Circular, and the intention to complete the Offering. In general, forward-looking statements may be identified by use of forward-looking terminology such as "plans", "expects", "estimates", "forecasts", "intends", "anticipates", or "believes", or variations of such words and phrases or statements that certain actions, events, conditions or results “will”, "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connotations thereof. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements in this news release include, without limitation, statements with respect to the Company’s ability to move forward with and complete the Offering.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements subject to risks and uncertainties that may cause actual results, performance and developments to differ materially from those contemplated by the forward-looking statements. Except as required by law, the Company expressly disclaims any obligation and does not intend to update any forward-looking statements in this news release.